                                CREDIT AGREEMENT



                         DATED AS OF FEBRUARY 14, 1996


                                    BETWEEN


                            QUARTERDECK CORPORATION


                                      AND


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION

                               TABLE OF CONTENTS

Section                                                                                                                     Page
                                                           ARTICLE I
                                            Definitions and Financial Requirements.   . . . . . . . . . . . . . . . . . . .   1

  1.01  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  1.02  Financial Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                           ARTICLE II
                                                     The Credit Facilities  . . . . . . . . . . . . . . . . . . . . . . . .   9

  2.01  The Revolving Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  2.02  Dollar Advances Under the Revolving Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  2.03  Commercial Letters of Credit under the Revolving Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  2.04  Standby Letters of Credit Under the Revolving Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  2.05  Local Currency Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  2.06  Mandatory Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  2.07  Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  2.08  Voluntary Termination or Reduction of Credit Limit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  2.09  Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                          ARTICLE III
                                    Extensions of Credit, Payments and Interest Calculations  . . . . . . . . . . . . . . .  14

  3.01  Requests for Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.02  Disbursements and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.03  Branch Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  3.04  Evidence of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.05  Interest Calculation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.06  Late Payments; Compounding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.07  Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.08  Taxes and Other Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  3.09  Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  3.10  Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  3.11  Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  3.12  Inability to Determine Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  3.13  Certificate of the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  3.14  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                           ARTICLE IV
                                              Conditions to Availability of Credit  . . . . . . . . . . . . . . . . . . . .  19

  4.01  Conditions to First Extension of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  4.02  Conditions to Each Extension of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                           ARTICLE V
                                                 Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .  21

  5.01  Corporate Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  5.02  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  5.03  Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  5.04  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  5.05  Permits, Franchises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  5.06  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  5.07  No Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  5.08  Other Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  5.09  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  5.10  Information Submitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  5.11  No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  5.12  ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  5.13  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  5.14  Swap Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                                           ARTICLE VI
                                                     Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . .  24

  6.01  Notices of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  6.02  Financial and Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  6.03  Books, Records, Audits and Inspections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  6.04  Use of Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  6.05  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  6.06  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  6.07  Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

  6.08  Existence and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                          ARTICLE VII
                                                       Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . .  26

  7.01  Other Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  7.02  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  7.03  Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  7.04  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  7.05  Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  7.06  Liquidations and Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  7.07  Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  7.08  Business Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  7.09  Regulations G, T, U, and X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  7.10  Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  7.11  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  7.12  Quick Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  7.13  Total Liabilities to Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  7.14  Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  7.15  Profitability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                          ARTICLE VIII
                                                       Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . .  31

  8.01  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              (a)  Failure to Pay . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              (b)  Breach of Representation or Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              (c)  Specific Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              (d)  Other Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              (e)  Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              (f)  Failure to Pay Debts; Voluntary Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              (g)  Involuntary Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              (h)  Default of Other Financial Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              (i)  Invalidity of Subordination Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              (j)  Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              (k)  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              (l)  Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  8.02  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                           ARTICLE IX
                                                         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .  34

  9.01  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  9.02  Consents and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  9.03  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  9.04  Costs and Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  9.05  Integration; Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  9.06  Borrower's Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  9.07  Participations; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  9.08  General Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  9.09  Arbitration; Reference Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  9.10  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

  9.11  Headings; Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  9.12  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  9.13  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  9.14  Use of Proceeds - Ineligible Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

  Exhibits

  Exhibit A             Form of Borrowing Base Certificate
  Exhibit B             Form of Compliance Certificate
  Exhibit C             Form of Opinion of Counsel to the Borrower

  Schedules

  Schedule 5.06         Existing Litigation
  Schedule 7.01         Indebtedness as of the Closing Date
  Schedule 7.02         Liens as of the Closing Date
  Schedule 7.05         Investments as of the Closing Date

                                CREDIT AGREEMENT


              THIS CREDIT AGREEMENT (this "Agreement") is entered into as of February 14, 1996, between QUARTERDECK CORPORATION, a Delaware corporation (the "Borrower"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

              In consideration of the mutual covenants and agreements contained herein, the Borrower and the Bank agree as follows:

                                   ARTICLE I

                    DEFINITIONS AND FINANCIAL REQUIREMENTS.

        1.01 Definitions. The following terms (including plural and singular versions thereof) have the meanings indicated:

        "Acceptable Subsidiary": Quarterdeck Ireland or any other Subsidiary of the Borrower acceptable to the Bank in its sole discretion; provided that Quarterdeck Ireland or such Subsidiary (a) is specified as a "Borrower" on a continuing guaranty executed by the Borrower in form and substance satisfactory to the Bank, and (b) has executed such credit and related documentation with and in favor of the Bank as the Bank may request.

        "Account": any right to the payment of money owned by the Borrower or a Subsidiary and arising out of the sale of goods (including software) or the rendering of services by the Borrower or such Subsidiary.

        "Account Debtor": any Person who is or who may become obligated under or on account of an Account.

        "Advance":  an advance hereunder.

        "Applicable Margin": (a) at any time when the aggregate of (i) all Dollar Advances, (ii) the Equivalent Amount of all Local Currency Advances and
(iii) the L/C Outstanding Amount of all letters of credit is less than or equal to 50% of the Credit Limit, 1.25% per annum, and (b) at any time when the aggregate of (i) all Dollar Advances, (ii) the Equivalent Amount of all Local Currency Advances and (iii) the L/C Outstanding Amount of all letters of credit is greater than 50% of the Credit Limit, 1.50% per annum; provided, that the rate set forth in this clause (b) shall apply only to that portion of the Advances and the outstanding undrawn amount of any standby letters of credit which are in excess of 50% of the Credit Limit; and provided, further, that the sums outstanding under the Quarterdeck Ireland Loan shall be deemed to have been the sums first advanced hereunder.

        "Availability Period": the period commencing on the date of this Agreement and ending on the date that is the earlier to occur of (a) February 13, 1997, and (b) the date on which the Bank's commitment to extend credit hereunder terminates.

        "Borrowing Base": as of any date of determination thereof, an amount equal to 80% of the value of all Eligible Accounts (net of all bad debt or similar reserves applicable thereto) outstanding at such date.

        "Borrowing Base Certificate": a certificate duly executed by the chief financial officer or controller of the Borrower, substantially in the form of Exhibit A.

        "Business Day": any day other than a Saturday, a Sunday, or other day on which commercial banks in San Francisco, California, are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Advance, means such a day on which dealings are carried on in the applicable offshore interbank market.

        "Closing Date": the date on which all conditions to the initial extension of credit hereunder are satisfied.

        "Code": the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

        "Compliance Certificate": a certificate substantially in the form of Exhibit B.

        "Credit Documents": collectively, this Agreement and each other agreement, documents and instrument now or hereafter delivered to the Bank (including any Offshore Credit Provider) in connection with the credits established herein and the transactions contemplated hereby.

        "Credit Limit": the amount $12,000,000 or the Equivalent Amount thereof, as the same may be reduced pursuant to Section 2.08.

       "Default": any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

       "Dollars", "dollars" and "$":  each, lawful money of the United States.

       "Dollar Advances":  specified in subsection 2.01(b).

       "Eligible Account": at the time of any determination thereof, any Account of the Borrower or any Subsidiary as to which each of the following requirements has been met to the satisfaction of the Bank:

               (a) The Borrower or such Subsidiary has lawful and absolute title to such Account and such Account is, in the Borrower's reasonable judgment, collectible in the ordinary course of business;

               (b) Such Account is not subject to a bona fide dispute, setoff, counterclaim or other claim or defense on the part of any Person (including the Account Debtor of the Account) denying liability under such Account;

               (c) Such Account is not subject to any lien, encumbrance, security interest or similar charge in favor of any Person;

               (d) Such Account is a bona fide Account (which with respect to an Account arising from a sale of goods, was created as a result of a sale on an absolute basis and not on consignment, approval, or sale-and-return basis, it being understood that (i) Accounts subject to "re-balancing", i.e. where the Account Debtor has the right to return certain products in exchange for other products then stocked by such Account Debtor, and (ii) Accounts where the Account Debtor has the right to return certain products in exchange for newer versions of the same, but, in each case, the amount of the Account is not reduced as a result thereof shall not be considered to be Accounts created as a result of a sale on a sale-and-return basis) of the Borrower or such Subsidiary arising in the ordinary course of the Borrower's or such Subsidiary's business and which:

                        (i) if an Account arising from the sale of goods, covers goods which have been shipped or delivered and on which have been taken all other actions necessary to create a binding obligation on the part of the Account Debtor on such Account;

                        (ii) if an Account relating to the furnishing of services, covers services which have been performed and completed and on which have been taken all other actions necessary to create a binding obligation on the part of the Account Debtor on such Account;

               (e)  The Account Debtor on such Account is not:

                        (i) an employee, affiliate (including a partnership, joint venture, limited liability company, joint stock company or other Person in which the Borrower or such Subsidiary has a direct or indirect ownership interest), parent, or subsidiary of the Borrower or such Subsidiary;

                        (ii) the subject of any reorganization, bankruptcy, receivership, custodianship, insolvency, or other proceeding analogous to those described in subsections 8.01(f) or (g); and

               (f) Such Account is not outstanding more than 90 days past its original due date.

       "Environmental Laws": any foreign, federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority, any and all requirements of law and any and all common law requirements, rules, and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as now or may at any time hereafter may be in effect.

       "Equivalent Amount": (a) whenever this Agreement requires or permits a determination on any date of the equivalent in dollars of an amount expressed in a currency other than dollars, the equivalent amount in dollars of any amount expressed in a currency other than dollars as determined by the Bank on such date on the basis of the Spot Rate for the purchase of dollars with such other currency on the relevant date; or (b) whenever this Agreement requires or permits a determination on any date of the equivalent in a currency other than dollars of an amount expressed in dollars, the equivalent amount in a currency other than dollars of an amount expressed in dollars as determined by the Bank on such date on the basis of the Spot Rate for the purchase of such other currency with dollars on the relevant date.

       "ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

       "ERISA Affiliate": any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or
(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

       "Event of Default":  any event listed in Article VIII of this Agreement.

       "FDIC": the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

       "Final Maturity Date": (a) in respect of any Advances, February 13, 1997; (b) in respect of any commercial letters of credit, August 13, 1997; and
(c) in respect of any standby letters of credit, August 13, 1997.

       "FRB": the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

       "Hazardous Substance": any hazardous or toxic substance, material, or waste, defined, listed, classified, or regulated as such in or under any Environmental Laws, including asbestos, petroleum, or petroleum products (including gasoline, crude oil, or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation.

       "IRS": the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

       "L/C Outstanding Amount": at any time, the undrawn amount at such time of any letter of credit issued hereunder, plus the amount of all drafts or drawings paid or accepted by the Bank which have not yet been reimbursed to the Bank, plus any other obligation or liability of the Borrower or any Acceptable Subsidiary to the Bank with respect to any letter of credit issued under this Agreement.

       "Local Currency":  specified in subsection 2.01(b).

       "Local Currency Advance":  specified in subsection 2.01(b).

       "Material Adverse Effect": (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole;
(b) a material impairment of the ability of the Borrower or any Acceptable Subsidiary to perform under any Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Credit Document.

       "Offshore Credit Provider": a foreign office, foreign branch or foreign affiliate of the Bank, acceptable to the Bank.

       "Offshore Rate": for each Offshore Rate Interest Period, the rate of interest (rounded upward to the next 1/16th of 1%) determined pursuant to the following formula:

       Offshore Rate =               Offered Rate
                       --------------------------------------
                        1.00 - Eurodollar Reserve Percentage

       Where:

               "Offered Rate" means the rate of interest at which deposits in the applicable currency in the approximate amount of the Offshore Rate Advance to be made and having a maturity comparable to such Offshore Rate Interest Period would be offered by the Bank's London Branch (or such other office as may be designated for such purpose by the Bank) to major banks in the London interbank market upon request of such banks at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Offshore Rate Interest Period.

               "Eurodollar Reserve Percentage" means, for any Offshore Rate Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on the first day of such Offshore Rate Interest Period under regulations issued from time to time by the FRB for determining the reserve requirement applicable to the Bank (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Offshore Rate Interest Period.

       "Offshore Rate Advance": an Advance for which interest is based on the Offshore Rate.

       "Offshore Rate Interest Period": for each Offshore Rate Advance the period commencing on the date the Offshore Rate Advance begins to bear interest at a rate based on the Offshore Rate and ending one, two, three, or six months thereafter, as requested by the Borrower; provided, however, that the last day of each Offshore Rate Interest Period shall be determined in accordance with the practices of the applicable offshore interbank markets as from time to time in effect, and provided further that no such interest period shall extend beyond the Final Maturity Date.

       "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or governmental authority.

       "Pension Plan": a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

       "Permitted Acquisition Charges": charges (including the write-off of acquired goodwill or other intangible assets) incurred by the Borrower or a Subsidiary on or after the Closing Date in connection with an acquisition (i) which acquisition is not prohibited hereunder and (ii) (a) which are incurred in the same fiscal quarter as the related acquisition or (b) which are incurred in the next subsequent fiscal quarter, provided that the Borrower shall have provided to the Bank in writing in the quarter during which such acquisition was consummated an estimate of such acquisition charges and such charges do not exceed 125% of such estimate.

       "Permitted Swap Obligations": all obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

       "Plan":   an employee benefit plan (as defined in Section 3(3) of ERISA)
which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

       "Quarterdeck Ireland": Quarterdeck International, Limited, a wholly-owned Subsidiary of the Borrower organized under the laws of Ireland.

       "Quarterdeck Ireland Loan":  specified in subsection 2.05(a).

       "Reference Rate": for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate." It is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

       "Reference Rate Advance": an Advance that bears interest based on the Reference Rate.

       "Revolving Facility":  the line of credit described in Section 2.01.

       "Spot Rate": for a currency, the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with another currency through its Foreign Exchange Trading Center #5193, San Francisco, California, or such other of the Bank's offices as it may designate from time to time, at approximately 8:00 a.m. (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

       "Subsidiary": of the Borrower, any corporation, association, partnership, joint venture, or other business entity of which more than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Borrower or one or more Subsidiaries of the Borrower or a combination thereof.

       "Swap Contract": any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

       "Swap Termination Value": in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Bank).

       "Tangible Net Worth": the gross book value of the assets of the Borrower and its Subsidiaries on a consolidated basis (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges, and other like intangibles and monies due from affiliates, officers, directors, or shareholders of the Borrower or its Subsidiaries) less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes and subordinated indebtedness).

       1.02 Financial Requirements. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles in effect from time to time in the United States, consistently applied.


                                   ARTICLE II

                             THE CREDIT FACILITIES

       2.01 The Revolving Facility. (a) From time to time during the Availability Period, subject to the terms and provisions hereof, the Bank, on a revolving basis, will (i) make Advances to the Borrower or an Acceptable Subsidiary and (ii) create and issue commercial and standby letters of credit for the Borrower's or an Acceptable Subsidiary's account.

               (b) Advances hereunder may be made in (i) dollars ("Dollar Advances"), or (ii) in a lawful currency other than dollars which is available at a branch or affiliate of the Bank located in a country other than the United States and is the legal tender of that country where the branch or affiliate is located (a "Local Currency") ("Local Currency Advances").

               (c) The aggregate of (i) all Dollar Advances, (ii) the Equivalent Amount of all Local Currency Advances and (iii) the L/C Outstanding Amount of all letters of credit may not exceed at any one time the Credit Limit or the Borrowing Base.

       2.02 Dollar Advances Under the Revolving Facility. (a) Subject to the other provisions of this Section, Dollar Advances under the Revolving Facility shall bear interest at a rate per annum equal to the Reference Rate. The Borrower shall pay or cause the applicable Acceptable Subsidiary to pay interest quarterly, on the last day of each calendar quarter until the Final Maturity Date, on which date all accrued and unpaid interest shall be due and payable. The Borrower shall repay or cause the applicable Acceptable Subsidiary to repay the principal amount of each Reference Rate Advance on the date such advance is converted into an Offshore Rate Advance under subsection
(b) below, and on the Final Maturity Date.

               (b) In lieu of the interest rate described above, the Borrower or the applicable Acceptable Subsidiary may elect during the Availability Period to have all or portions of Advances under the Revolving Facility be in dollars and bear interest at the Offshore Rate plus the Applicable Margin during an Offshore Rate Interest Period, subject to the following requirements:

                        (i) Each Offshore Rate Advance shall be for an amount not less than $500,000 and multiples of $500,000 in excess thereof;

                        (ii) The Borrower shall pay or shall cause the applicable Acceptable Subsidiary to pay interest on each Offshore Rate Advance on the last day of the Offshore Rate Interest Period for such Advance; provided, however, that if any Interest Period for a Offshore Rate Advance exceeds three months, interest shall also be payable on the date which falls three months after the beginning of such Interest Period and on each date which falls three months after any such interest payment date. The Borrower shall repay or shall cause the applicable Acceptable Subsidiary to repay the principal balance of each Offshore Rate Advance on the last day of the Offshore Rate Interest Period for such Advance, and (if sooner occurring) on the Final Maturity Date.

                        (iii) Any payment of an Offshore Rate Advance prior to the last day of the Offshore Rate Interest Period for such Advance, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by the Bank to an Offshore Rate Advance (it being agreed that the Bank shall apply any such payments first to Reference Rate Advances then outstanding unless such payment is expressly in respect of an Offshore Rate Advance (e.g. under Section 3.09(b)), shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) required by Section 3.11.

       2.03 Commercial Letters of Credit under the Revolving Facility. (a) Each commercial letter of credit shall be denominated in dollars and issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Security Agreement for Commercial Letter of Credit (or such other form as the Bank may require) executed by the Borrower or an Acceptable Subsidiary.

               (b)  Each commercial letter of credit shall:

                        (i) expire on or before 180 days after the date such letter of credit is issued, but in no event later than the Final Maturity Date;

                        (ii) require drafts payable in dollars at sight or up to 180 days after sight, but in no event later than the Final Maturity Date;

                        (iii) shall not violate any policies of the Bank generally applicable to letters of credit such as the requested letter of credit; and

                        (iii)   be otherwise in form satisfactory to the Bank.

               (c) The Borrower shall pay or cause the applicable Acceptable Subsidiary to pay to the Bank issuance fees, negotiation fees, and other fees at the times and in the amounts the Bank advises the Borrower from time to time as being generally applicable to letters of credit such as the Borrower's or the Acceptable Subsidiary's commercial letters of credit.

               (d) In the event of any request for a drawing under a commercial letter of credit issued hereunder, the Bank will notify the Borrower. Each draft paid by the Bank under a commercial letter of credit issued hereunder shall be reimbursed by the Borrower or the applicable Acceptable Subsidiary to the Bank on the date such draft is paid by the Bank or, at the Borrower's option, but subject to satisfaction of all conditions to borrowing set forth in this Agreement, the Borrower may convert the amount of each drawing into a Reference Rate Advance (which conversion shall be deemed to be a new Advance) in accordance with the procedures for borrowing set forth herein. With respect to any unreimbursed drawing which is not converted into a Reference Rate Advance in whole or in part, because of the Borrower's failure to satisfy the conditions set forth in Section 4.02 or for any other reason, or reimbursed to the Bank by the Borrower or the Acceptable Subsidiary on the date of payment under the draft by the Bank, such reimbursement obligations shall bear interest, payable on demand, from the date of such drawing or payment, at the per annum rate of the Reference Rate plus 2%.

               (e) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, the Bank may require the Borrower to provide cash collateral in the amount of the L/C Outstanding Amount of any commercial letters of credit outstanding under this Agreement.

               (f) The aggregate of the L/C Outstanding Amounts in respect of commercial letters of credit and standby letters of credit may not exceed at any time $2,000,000 or the Borrowing Base.

       2.04 Standby Letters of Credit Under the Revolving Facility. (a) Each standby letter of credit shall be denominated in dollars and issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Agreement for Standby Letter of Credit (or such other form as the Bank may require) executed by the Borrower or an Acceptable Subsidiary.

               (b) Each standby letter of credit shall: (i) expire on or before one year after the date such letter of credit is issued, but in no event later than the Final Maturity Date; and (ii) be otherwise in form and substance and in favor of beneficiaries and for purposes satisfactory to the Bank.

               (c) The Borrower shall pay to the Bank a non-refundable issuance fee equal to the Applicable Margin times the outstanding undrawn amount of each standby letter of credit, payable annually in advance (with the initial payment due on issuance), and calculated on the basis of the face amount outstanding on the day the fee is calculated and the stated expiry date of such letter of credit. However, if an Event of Default exists, at the option of the Bank, the amount of the fee shall be increased by 2% per annum, commencing on the day the Bank provides notice of the increase to the Borrower. The Borrower shall also pay or cause the applicable Acceptable Subsidiary to pay such other fees and commissions (other than issuance fees) at the times and in the amounts the Bank advises the Borrower from time to time as being generally applicable to letters of credit such as the Borrower's or the Acceptable Subsidiary's standby letters of credit.

               (d) In the event of any request for a drawing under a standby letter of credit issued hereunder, the Bank will notify the Borrower. Each draft paid by the Bank under a standby letter of credit issued hereunder shall be reimbursed by the Borrower or the applicable Acceptable Subsidiary to the Bank on the date such draft is paid by the Bank or, at the Borrower's option, but subject to satisfaction of all conditions to borrowing set forth in this Agreement, the Borrower may convert the amount of each drawing into a Reference Rate Advance (which conversion shall be deemed to be a new Advance) in accordance with the procedures for borrowing set forth herein. With respect to any unreimbursed drawing which is not converted into a Reference Rate Advance in whole or in part, because of the Borrower's failure to satisfy the conditions set forth in Section 4.02 or for any other reason, or reimbursed to the Bank by the Borrower or the Acceptable Subsidiary on the date of payment under the draft by the Bank, such reimbursement obligations shall bear interest, payable on demand, from the date of such drawing or payment, at the per annum rate of the Reference Rate plus 2%.

               (e) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, the Bank may require the Borrower to provide cash collateral in the amount of the L/C Outstanding Amount of any standby letters of credit outstanding under this Agreement.

               (f) The aggregate of the L/C Outstanding Amounts in respect of standby letters of credit and commercial letters of the Bank of such draft, at the per annum rate of the Reference credit may not exceed at any time $2,000,000 or the Borrowing Base.

       2.05 Local Currency Advances. (a) From time to time during the Availability Period, the Bank or any Offshore Credit Provider will make Local Currency Advances (in the aggregate principal amount outstanding at any one time not to exceed the Equivalent Amount of $2,000,000 or the Borrowing Base) to Quarterdeck Ireland denominated in Irish punt (the "Quarterdeck Ireland Loan") and, may, in its sole discretion, make Local Currency Advances to the Borrower and to Acceptable Subsidiaries (including Quarterdeck Ireland). The Equivalent Amount of all Local Currency Advances outstanding at any time may not exceed $5,000,000 or the Borrowing Base.

               (b) Neither the Bank nor any Offshore Credit Provider shall have any obligation to make any Local Currency Advance unless the following conditions are satisfied:

                        (i) the Bank and the Borrower or the relevant Acceptable Subsidiary agree, at the time of Borrower's or such Acceptable Subsidiary's request for a Local Currency Advance, on the currency, the amount, the principal payment date(s), the interest rate (provided that the Quarterdeck Ireland Loan shall bear interest at the per annum rate determined by adding 1.25% plus the cost of funds, as set forth in the applicable Credit Documents, of the applicable Offshore Credit Provider) and payment date(s), the prepayment and overdue payment terms, and the reserve, tax and other material provisions for such Advance; and

                        (ii) The Borrower or such Acceptable Subsidiary shall execute such additional documentation as the Bank or such Offshore Credit Provider may require relating to each Local Currency Advance.

         2.06 Mandatory Payment. If at any time and for any reason the total amount of credit outstanding under this Agreement exceeds the limitations set forth herein, the Borrower shall pay to the Bank, upon demand, the amount of the excess; provided, that if the foregoing applies due to a change in applicable rates of exchange between Dollars and Local Currencies, the Borrower shall be obligated to pay such amount only if the excess is greater than $100,000 or the Equivalent Amount thereof. Payments under this Section may be applied to the obligations of the Borrower to the Bank in the order and manner as the Bank in its discretion may determine (provided, that if there are Reference Rate Advances and Offshore Rate Advances outstanding at such time, the Bank will apply any payments applied toward principal first to Reference Rate Advances). Payments to be applied to outstanding letters of credit and drafts accepted under letters of credit may, at the Bank's option, be used to prepay, or held as cash collateral to secure, the Borrower's or any Acceptable Subsidiary's obligations to the Bank with respect thereto.

         2.07 Commitment Fee. The Borrower shall pay to the Bank a commitment fee at the rate of .375% per annum on the average daily unused portion of the credit provided under this Agreement. For purposes of computing the unused portion, the L/C Outstanding Amount shall be deemed to be usage. The commitment fee shall be computed on a calendar quarter basis, except for the first period which shall commence on the Closing Date, and end on March 31, 1996, and the last period which shall end on the last day of the Availability Period. The commitment fee shall be payable in arrears on April 1, 1996, on the first day of each successive calendar quarter thereafter, and on the last day of the Availability Period.

         2.08 Voluntary Termination or Reduction of Credit Limit. The Borrower may, upon not less than five Business Days' prior notice to the Bank, terminate the Bank's commitment to extend credit hereunder, or permanently reduce the Credit Limit by a minimum amount of $1,000,000, or any multiple of $500,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Advances made on the effective date thereof, the then-outstanding principal amount of the Advances (or the Equivalent Amount thereof) and the L/C Outstanding Amount would exceed the amount of the Credit Limit then in effect. Once reduced in accordance with this Section, the Commitment may not be increased. All accrued commitment fees to, but not including the effective date of any termination of the Bank's commitment to extend credit hereunder, shall be paid on the effective date of such termination.

         2.09 Optional Prepayments. Subject to Section 3.11, the Borrower may, at any time or from time to time, upon not less than three Business Days' irrevocable notice to the Bank in the case of Offshore Rate Advances and one Business Days' irrevocable notice to the Bank in the case of Reference Rate Advances, prepay Advances in whole or in part. Such notice of prepayment shall specify the date and amount of such prepayment and the type(s) of Advances to be prepaid. In the case of a prepayment of Offshore Rate Advances, such prepayment shall be in a minimum amount of $500,000, or any multiple of $500,000 in excess thereof or, if less, the outstanding amount of such Advance. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.11.


                                  ARTICLE III

            EXTENSIONS OF CREDIT, PAYMENTS AND INTEREST CALCULATIONS

         3.01 Requests for Credit. Each request for an extension of credit shall be made in writing on a form acceptable to the Bank or in any other manner acceptable to the Bank.

         3.02 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower under this Agreement shall be made in the funds and at such branch of the Bank as the Bank may from time to time select.

         3.03 Branch Accounts. Each extension of credit under this Agreement shall be made for the account of such branch, office, or affiliate of the Bank as the Bank may from time to time select.

         3.04 Evidence of Indebtedness. Principal, interest, and all other sums due to the Bank (or any Offshore Credit Provider) under this Agreement shall be evidenced by entries in records maintained by the Bank (or such Offshore Credit Provider), and, if required by the Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest, and all other sums due under this Agreement shall be evidenced by entries to records maintained by the Bank or such Offshore Credit Provider. The loan accounts or records maintained by the Bank or any Offshore Credit Provider shall be conclusive absent manifest error of the amount of the credit extended hereunder and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower or any Acceptable Subsidiary hereunder to pay any amount owing.

         3.05 Interest Calculation. Interest based on the Reference Rate shall be computed on the basis of a 365/366-day year, actual days elapsed. All other interest and fees payable under this Agreement shall be computed on the basis of a 360 day year and actual days elapsed, which results in more interest or a larger fee than if a 365-366 day year were used.

         3.06 Late Payments; Compounding. Any sum payable by the Borrower hereunder (including unpaid interest) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Reference Rate plus 2% per annum. At the option of the Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of the Revolving Facility and shall thereafter bear interest at the rate applicable to principal.

         3.07 Business Day. Any sum payable by the Borrower hereunder which becomes due on a day which is not a Business Day shall be due on the next Business Day after such due date, unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Offshore Rate Interest Period into another calendar month, in which event such Offshore Rate Interest Period shall end on the immediately preceding Business Day. Any payments received by the Bank on a day which is not a Business Day shall be deemed to be received on the next Business Day after such date of receipt.

         3.08 Taxes and Other Charges. (a) Any and all payments by the Borrower or any Acceptable Subsidiary to the Bank and any Offshore Credit Provider under this Agreement and any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrower shall, or shall cause the applicable Acceptable Subsidiary to, pay all Other Taxes.

         (b) If the Borrower or any Acceptable Subsidiary shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to the Bank or any Offshore Credit Provider, then:

                 (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the Bank or such Offshore Credit Provider, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                 (ii) the Borrower shall, or shall cause the applicable Acceptable Subsidiary to, make such deductions and withholdings;

                 (iii) the Borrower shall, or shall cause the applicable Acceptable Subsidiary to, pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                 (iv) the Borrower shall, or shall cause the applicable Acceptable Subsidiary to, also pay to the Bank or applicable Offshore Credit Provider, at the time interest is paid, Further Taxes in the amount that the Bank specifies as necessary to preserve the after-tax yield the Bank or such Offshore Credit Provider would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

         (c) The Borrower agrees to indemnify and hold harmless the Bank for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the Bank specifies as necessary to preserve the after-tax yield the Bank or the applicable Offshore Credit Provider would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

         (d) Within 30 days after the date of any payment by the Borrower or any Acceptable Subsidiary of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

         (e) For purposes of this Section, "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to this Section; "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Documents; and "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank and each Offshore Credit Provider, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank or the applicable

Offshore Credit Provider, as the case may be, is organized or maintains a lending office.

         3.09 Illegality. (a) If the Bank determines that (i) the introduction of any law, rule, regulation, treaty, or determination of an arbitrator or court or other governmental authority or any change in or in the interpretation or administration thereof has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful, for the Bank (directly or through any Offshore Credit Provider) to make or extend any Advance or other credit under this Agreement, or (ii) any order, judgment, or decree of any governmental authority or arbitrator purports by its terms to enjoin or restrain the Bank (or any Offshore Credit Provider) from making or extending any Advance or other credit hereunder, then, on notice thereof by the Bank to the Borrower, the obligation of the Bank to make or extend such Advance or other credit (directly or through any Offshore Credit Provider) shall be suspended until the Bank shall have notified the Borrower that the circumstances giving rise to such determination no longer exist.

                 (b) If the Bank determines that it is unlawful for it or any applicable Offshore Credit Provider to maintain any Offshore Rate Advance or Local Currency Advance hereunder, the Borrower shall prepay in full all Offshore Rate Advances or Local Currency Advances, as the case may be then outstanding, together with interest accrued thereon, either on the last day of the applicable Offshore Rate Interest Period or the interest period applicable to the Local Currency Advance if the Bank or such Offshore Credit Provider may lawfully continue to maintain such Advances to such day and such loans have an interest period, or immediately, if the Bank may not lawfully continue to maintain such Advances or such loans have no interest period, together with any amounts required to be paid in connection therewith pursuant to Section 3.11.

         3.10 Increased Costs. (a) If the Bank shall determine that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the Eurodollar Reserve Percentage included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case, announced after the date hereof, there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any credit hereunder, then the Borrower shall be liable for, and shall from time to time, within 30 days after demand therefor by the Bank, pay to the Bank, additional amounts as are sufficient to compensate it for such increased costs.

                 (b) If the Bank shall have determined that the introduction of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other governmental authority charged with the interpretation or administration thereof, or compliance by the Bank or any corporation controlling the Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, in each case, announced after the date hereof, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of the Bank's obligation under this Agreement, then, within 30 days after demand of the Bank, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

         3.11 Funding Losses. The Borrower shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of the failure of the Borrower (or any Acceptable Subsidiary) to make any payment or prepayment of principal of any Advance hereunder made at a rate of interest related to the Offshore Rate (including payments made after any acceleration thereof), or to borrow at such a rate, or the prepayment of an Advance which bears interest at such a rate on a day which is not the last day of the interest period with respect thereto (including payments made after any acceleration thereof or because the total amount of credit exceeds the limitations set forth herein), or the redenomination and conversion, upon the occurrence of any Event of Default, of an Advance which bears interest at such a rate; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Advances made at a rate related to the Offshore Rate hereunder or from fees payable to terminate any deposits from which such funds were obtained or deemed obtained.

         3.12 Inability to Determine Rates. The Bank has no obligation to accept an election for an Offshore Rate Advance if (a) Dollar deposits in the principal amount, and for the period equal to the interest period, for such Advance are not available in the applicable funding market; or (b) the Offshore Rate does not accurately reflect the cost of such Advance. Nothing contained herein shall, however, obligate the Bank to obtain the funds for any Advance in any particular manner.

         3.13 Certificate of the Bank. If the Bank claims any reimbursement or compensation pursuant to Section 3.10 or Section 3.11 hereof, then the Bank shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Bank thereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

         3.14 Survival. The agreements and obligations of the Borrower under Sections 3.08 through 3.11 hereof shall survive the payment of all other obligations of the Borrower hereunder.


                                   ARTICLE IV

                     CONDITIONS TO AVAILABILITY OF CREDIT.

         The Bank's obligation to extend credit under this Agreement is subject to the Bank's receipt of the following, each in form and substance satisfactory to the Bank:

         4.01 Conditions to First Extension of Credit. Before the first extension of credit:

                 (a)  This Agreement, executed by the Borrower;

                 (b) Satisfactory evidence of due authorization of the execution, delivery, and performance by the Borrower and any Acceptable Subsidiary of this Agreement and any other Credit Documents, including certified resolutions, incumbency certificate, articles of incorporation and bylaws;

                 (c) An opinion of counsel for the Borrower (which counsel must be satisfactory to the Bank) substantially in the form of Exhibit C;

                 (d) Certificates of state officials showing that the Borrower is in good standing or qualified to conduct business under the laws of the state of its organization and, if requested by the Bank, in any other state in which the Borrower required to be so qualified;

                 (e) A certificate of an appropriate officer of the Borrower as to the matters set forth in Section 4.02(a) and (b);

                 (f) Payment of any feeor expense required hereunder prior to the first extension of credit;

                 (g) A continuing guaranty in favor of the Bank in form a substance satisfactory to the Bank, executed by the Borrower, guaranteeing all debts and obligations (whether contingent or otherwise) of any and all Subsidiaries which are

Acceptable Subsidiaries as of the Closing Date arising under or in connection with this Agreement or any other Credit Document;

                 (h) a Borrowing Base Certificate for the month ending immediately prior to the Closing Date; and

                 (i) Such other approvals, opinions, documents or instruments as the Bank may request.

         4.02 Conditions to Each Extension of Credit. Before each extension or renewal of credit (including pursuant to any election under Section 2.02(b)), including the first:

                 (a) The representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of each extension of credit (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

                 (b) Immediately prior to and immediately after giving effect to such extension of credit, no Default or Event of Default shall exist;

                 (c)  Executed originals of all Credit Documents required under
Article II shall have been delivered to the Bank; and

                 (d)  There shall not have occurred a Material Adverse Effect.

         Each request for an extension of credit hereunder shall constitute a representation and warranty by the Borrower, as of the date of each such request and as of the date of each extension of credit, that the conditions in this Section are satisfied.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that:

         5.01  Corporate Existence and Power.  The Borrower, and each
Subsidiary: (a) is a corporation duly organized and existing under the laws of the state of its organization; (b) has the power and authority and all governmental licenses, authorizations, consents, and approvals to own its assets, carry on its business, and to execute, deliver, and perform its obligations under, the Credit Documents to which it is a party; and (c) is duly qualified and properly licensed and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such license or qualification.

         5.02 Authorization. The execution, delivery, and performance by the Borrower and each Acceptable Subsidiary of this Agreement and any other Credit Document to which any of them is a party, have been duly authorized by all necessary corporate action, and do not and will not:

                 (a) contravene the terms of any organizational or charter documents;

                 (b) conflict with or result in any breach or contravention of, or the creation of any lien, security interest, or charge under, any agreement, contract, indenture, document, or instrument to which the Borrower or any Subsidiary is a party or by which any property is bound, or any order, injunction, writ, or decree of any governmental authority to which the Borrower or any Subsidiary or any property is subject; or

                 (c) violate any law, rule, regulation, or determination of an arbitrator or of a court or other governmental authority, in each case applicable to or binding upon the Borrower or any Subsidiary or any property.

         5.03 Enforceability. This Agreement is a legal, valid, and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and the other Credit Documents and any other instrument or agreement required under this Agreement, when executed and delivered, will be legal, valid, binding, and enforceable in accordance with its terms against the Borrower or the Acceptable Subsidiary, as applicable.

         5.04 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all foreign, federal, state and local laws, rules, regulations and determinations of arbitrators, courts and other governmental authorities materially affecting the business, operations or property of the Borrower and its Subsidiaries (including Environmental Laws), except where the failure to be in compliance could not be reasonably expected to have a Material Adverse Effect.

         5.05 Permits, Franchises. The Borrower or its Subsidiaries possess all permits, memberships, franchises, contracts, and licenses required and all trademark rights, trade name rights, patent rights, and fictitious name rights necessary to enable the Borrower and its Subsidiaries to conduct the businesses in which they are now engaged, except where the failure to possess the same could not be reasonably expected to have a Material Adverse Effect.

         5.06 Litigation. Except as disclosed on Schedule 5.06, there is no litigation, tax claim, proceeding, governmental or administrative action, arbitration proceeding or dispute pending, or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their properties, except where the same could not be reasonably expected to have in a Material Adverse Effect.

         5.07  No Event of Default.  There exists no Default or Event of
Default.

         5.08 Other Obligations. As of the Closing Date, the Borrower is not in material default under any other material agreement involving the borrowing of money, the extension of credit, or the lease of real or personal property, to which the Borrower is a party as borrower, guarantor, installment purchaser, or lessee.

         5.09 Tax Returns. The Borrower has no knowledge of any material pending assessments or adjustments with respect to its or its Subsidiaries' income tax liabilities for any year.

         5.10 Information Submitted. All financial and other information that has been submitted by the Borrower or an Acceptable Subsidiary to the Bank, including the Borrower's financial statements delivered to the Bank most recently prior to the Closing Date: (a) in the case of financial statements, is prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited financial statements, to good faith year end audit adjustments and the absence of footnotes); and (b) is true and correct in all material respects and is complete insofar as may be necessary to give the Bank true and accurate knowledge of the subject matter thereof.

         5.11 No Material Adverse Effect. Since September 30, 1995, there has been no Material Adverse Effect.

         5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, and any governmental authority succeeding to any of its principal functions under the Code, and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.

                 (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                 (c) Neither the Borrower not any ERISA Affiliate maintains or contributes to any Pension Plan or other Plan subject to Section 412 of the Code. Neither the Borrower nor any ERISA Affiliate has ever contributed to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

         5.13 Environmental Matters. (a) Except to the extent that, in the aggregate, a Material Adverse Effect could not result therefrom, (i) the properties of the Borrower and its Subsidiaries do not contain and have not previously contained (at, under, or about any such property) any Hazardous Substances or other contamination (A) in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, any Environmental Laws, (B) which could interfere with the continued operation of such property, or (C) which could impair the fair market value thereof; and (ii) there has been no transportation or disposal of Hazardous Substances from, nor any release or threatened release of Hazardous Substances at or from, any property of the Borrower or any of its Subsidiaries in violation of or in any manner which could give rise to liability under any Environmental Laws.

                 (b) Neither the Borrower nor any of its Subsidiaries has received or is aware of any material claim or notice of material violation, alleged material violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the properties or operations of the Borrower or any of its Subsidiaries, nor does the Borrower have knowledge or reason to believe that any such action is being contemplated, considered, or threatened.

         5.14 Swap Obligations. Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.


                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

         So long as credit is available under this Agreement or any letter of credit is outstanding hereunder, and until full and final payment of all of the Borrower's and any Acceptable Subsidiaries' obligations under this Agreement and any other Credit Document:

         6.01 Notices of Certain Events. The Borrower shall promptly give written notice to the Bank of:

                 (a) all litigation, proceedings or actions affecting the Borrower or its Subsidiaries where the amount claimed is $1,000,000 or more;

                 (b) any substantial dispute which may exist between the Borrower or its Subsidiaries and any governmental regulatory body or law enforcement authority;

                 (c)  any Default or Event of Default;

                 (d) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Bank a copy of any notice with respect to such event that is filed with a governmental authority and any notice delivered by a governmental authority to the Borrower or any ERISA Affiliate with respect to such event: (i) the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate; or (ii) the commencement of contributions by the Borrower or any ERISA Affiliate to any Pension Plan, multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA, or other Plan subject to Section 412 of the Code.

                 (e) any of the representations and warranties in Article V ceases to be true and correct; and

                 (f) any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

         6.02 Financial and Other Information. The Borrower shall deliver to the Bank in form and detail satisfactory to the Bank, and in such number of copies as the Bank may request:

                 (a) Within 100 days after the end of each fiscal year, the Borrower's consolidated financial statements for such year audited by a certified public accountant together with an unqualified opinion of such certified public accountant and including, at a minimum, the Borrower's balance sheet and statements of income, retained earnings, and cash flow;

                 (b) Within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the Borrower's consolidated financial statements for such period prepared by the Borrower and including, at a minimum, the Borrower's balance sheet and statements of income, retained earnings, and cash flow;

                 (c) Concurrently with the delivery of the financial statements referred to in subsections 6.02(a) and (b), a Compliance Certificate executed by the chief financial officer or controller of the Borrower;

                 (d) (i) at any time that there are no Advances or letters of credit outstanding hereunder, within 45 days after the end of each fiscal quarter, or (ii) at any time that there are Advances or letters of credit outstanding hereunder, within 25 days after the end of each calendar month, a Borrowing Base Certificate;

                 (e) Within 15 days after the date of filing with the Securities and Exchange Commission, copies of any of the Borrower's Form 10-K Annual Reports, Form 10-Q Quarterly Reports and Form 8-K Current Reports; and

                 (f) Promptly upon request, such other materials and information relating to the Borrower or its Subsidiaries as the Bank may reasonably request.

         6.03 Books, Records, Audits and Inspections. The Borrower shall, and shall cause its Subsidiaries to, maintain adequate books, accounts and records, and prepare all financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over the Borrower or its Subsidiaries, or the Borrower's or its Subsidiaries' businesses, and permit employees or agents of the Bank at any reasonable time to inspect the Borrower's and its Subsidiaries' properties, and to examine or audit the Borrower's and its Subsidiaries' books, accounts, and records and make copies and memoranda thereof, such inspections, examinations and audits, except during the existence of an Event of Default, to be at the Bank's expense.

         6.04 Use of Facility. The Borrower shall use the credit facility provided herein solely for working capital purposes and investments and acquisitions permitted hereunder, in each case not in contravention of any requirement of law.

         6.05 Insurance. The Borrower shall, and shall cause its Subsidiaries to, maintain and keep in force insurance of the types and in amounts customarily carried in lines of businesses similar to those of the Borrower or the applicable Subsidiary, including fire, extended coverage, public liability (including coverage for contractual liability), property damage (including use and occupance) and workers' compensation, all carried by responsible insurers, and deliver to the Bank from time to time, at the Bank's request, a copy of each insurance policy, or if permitted by the Bank, a certificate of insurance setting forth all insurance then in effect.

         6.06 Compliance with Laws. The Borrower shall at all times comply with, and cause its Subsidiaries to comply with, all laws, statutes (including any fictitious name statute), rules, regulations, orders, and directions of any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries or the business of the Borrower or any of its Subsidiaries (including all Environmental Laws), except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect.

         6.07 Compliance with ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; and (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification.

         6.08 Existence and Properties. The Borrower shall, and shall cause its Subsidiaries to, maintain and preserve its existence and all rights, privileges, and franchises now enjoyed, conduct its business in an orderly, efficient, and customary manner, keep all the its properties in good working order and condition, ordinary wear and tear excepted, and from time to time make all needed repairs, renewals, or replacements thereto and thereof so that the efficiency of such property shall be fully maintained and preserved.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

         So long as credit is available under this Agreement or any letter of credit is outstanding hereunder,and until full and final payment of all of the Borrower's and any Acceptable Subsidiary's obligations under this Agreement and any other Credit Document:

         7.01 Other Indebtedness. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, or permit to exist any indebtedness or liabilities for or resulting from borrowed money, loans, or advances, or for the deferred purchase price of property under capital leases, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other Person; provided, however, that this Section shall not prohibit:

                 (a) the acquisition of goods, supplies, or merchandise on normal trade credit;

                 (b) the execution of bonds or undertakings in the ordinary course of its business as presently conducted;

                 (c) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted;

                 (d)  indebtedness secured by liens permitted by Section
7.02(f);

                 (e) indebtedness and guarantees in favor of the Bank or any Offshore Credit Provider;

                 (f) indebtedness or other obligations to other creditors in an aggregate amount not to exceed $100,000,000 which are subordinated on terms and conditions reasonably satisfactory to the Bank (including the prior payment in full in cash of all principal, interest (including postpetition interest), cash collateral cover, fees and other senior obligations upon bankruptcy, insolvency, or dissolution and upon uncured payment defaults, but subject to a 180 day maximum blockage period upon other defaults) to all of Borrower's and its Subsidiaries' indebtedness or other obligations to the Bank or any Offshore Credit Provider hereunder or under any Credit Documents) whether now existing or hereafter arising;

                 (g) indebtedness and liabilities outstanding on the date hereof and described on Schedule 7.01 and indebtedness and liabilities incurred to refinance such indebtedness and liabilities; provided that the unpaid principal balance is not increased (except to the extent the increase is then otherwise permitted hereunder); and

                 (h) indebtedness and liabilities of the Borrower to any Subsidiary or by any Subsidiary to any other Subsidiary or the Borrower.

         7.02 Liens. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, assume, or suffer to exist any security interest, deed of trust, mortgage, lien (including the lien of an attachment, judgment, or execution), or encumbrance, securing a charge or obligation, on or of any of its or their property, real or personal, whether now owned or hereafter acquired, except: (a) security interests and deeds of trust in favor of the Bank; (b) liens, security interests, and encumbrances in existence as of the date of this Agreement and listed on Schedule 7.02 and any lien or other encumbrance constituting a renewal, extension or replacement of any such lien or encumbrance; provided (i) the principal amount of indebtedness or other obligation secured by such renewal, extension or replacement lien or encumbrance does not exceed the principal amount of the indebtedness or other obligation renewed, extended or replaced unless such excess is otherwise permitted hereby at the time of the extension, renewal or replacement, and (ii) such lien or encumbrance is limited to all or a part of the property subject to the lien or encumbrance extended, renewed or replaced; (c) liens for current taxes, assessments, or other governmental charges which are not delinquent or remain payable without any penalty or which are being contested in good faith and by appropriate proceedings, and as to which to no foreclosure or forfeiture proceeding has been commenced, or, if commenced, which has been stayed; (d) liens (other than any lien imposed by ERISA) in connection with workers' compensation, unemployment insurance, or other social security obligations; (e) mechanics', worker's, materialmen's, landlords', carriers', or other like liens arising in the ordinary and normal course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings, and as to which no foreclosure or forfeiture proceeding has been commenced, or, if commenced, which has been stayed; (f) purchase money security interests in personal or real property hereafter acquired when the security interest does not extend beyond the property purchased; (g) liens incurred and deposits made in the ordinary course of business to secure the performance (including by way of surety bonds or appeal bonds) of tenders, bids, leases, contracts, statutory obligations or similar obligations or arising as a result of progress payments under contracts, in each case in the ordinary course of business and not relating to the repayment of indebtedness for borrowed money; (h) easements, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) that do not materially interfere with the ordinary conduct of business, materially detract from the value of the asset to which they attach or materially impair the use thereof; (i) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions; (j) leases, subleases or easements granted in the ordinary course of business to others not materially interfering with the business of, and consistent with past practices of, the Borrower or the relevant Subsidiary; (k) any attachment or judgement lien, not otherwise constituting an Event of Default, in existence less than 30 days after the entry thereof or with respect to which (i) execution has been stayed,
(ii) payment is covered in full by insurance, or (iii) the Borrower or Subsidiary is in good faith prosecuting an appeal or other appropriate proceedings for review and has set aside on its books such reserves as may be required by GAAP with respect to such judgment or award; (l) liens or other encumbrances existing on assets of any Person at the time such Person becomes a Subsidiary and not created in anticipation thereof; and (m) other liens incidental to the conduct of the business or the ownership of the assets of the Borrower or any Subsidiary that (i) were not incurred in connection with borrowed money, (ii) do not in the aggregate materially detract from the value of the assets subject thereto or materially impair the use thereof in the operation of such business and (iii) do not secure obligations aggregating in excess of $250,000.

         7.03  Intentionally Omitted.

         7.04 Dividends. Neither the Borrower nor any of its Subsidiaries that is not wholly-owned by the Borrower shall declare or pay any dividends or distributions on any of its shares now or hereafter existing, or purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except for dividends payable solely in its capital stock.

         7.05 Loans. Neither the Borrower nor any of its Subsidiaries shall make any loans, advances, or other extensions of credit to any of the Borrower's or such Subsidiary's executives, officers, or directors or shareholders (or any relatives of any of the foregoing) other than in the ordinary course of business, or make loans, advances or other extensions of credit to or invest in any other Person, other than (a) investments in cash equivalents and short-term marketable securities; (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; (c) extensions of credit by the Borrower to any of its wholly-owned Subsidiaries or by any of its wholly-owned Subsidiaries to another of its wholly-owned Subsidiaries; (d) investments incurred in order to consummate acquisitions and other transactions otherwise permitted under
Section 7.06; (e)  investments in existence on the Closing Date and listed in
Schedule 7.05 and extensions, renewals and restructurings thereof, provided that the amount thereof is not increased unless such increase is otherwise permissible under this Section 7.05; and (f) other loans, advances or other extensions of credit or investments in an aggregate amount not to exceed $1,000,000 at any one time.

         7.06 Liquidations and Mergers. The Borrower shall not, and shall not suffer or permit any Subsidiary to, (i) liquidate or dissolve, (ii) enter into any consolidation, merger, partnership, joint venture, or other combination, or
(iii) acquire or purchase control of, or the assets or business of, any other Person, except that (a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation; (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another wholly-owned Subsidiary, and (c) notwithstanding clauses (ii) and (iii), the Borrower and its Subsidiaries may enter into any consolidation, merger, partnership, joint venture or other combination with, make loans or other extensions of credit to or other investments in, or purchase or acquire control or any part of the capital stock, assets or business of, any other Person if (w) such Persons are engaged in business activities (including development activities) or operations substantially similar to or related to present software and other business activities and operations of the Borrower and its Subsidiaries, (x) immediately prior to and after giving effect thereto, there exists no Default or Event of Default, (y) in the case of a merger of the Borrower, the Borrower is the surviving corporation, and (z) such transaction has been undertaken in accordance with all applicable requirements of law.

         7.07 Sale of Assets. The Borrower shall not, and shall not suffer or permit any Subsidiary to, (a) sell, lease, or otherwise dispose of its business or assets as a whole or such as constitutes a substantial portion of the consolidated business or assets of the Borrower and its Subsidiaries; (b) sell or otherwise dispose of any of its accounts receivable except in connection with the collection of same in the ordinary course of business; (c) sell or otherwise dispose of any of its assets except for full, fair and reasonable consideration; or (d) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

         7.08 Business Activities. The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

         7.09 Regulations G, T, U, and X. The Borrower shall not, and shall not permit any of its Subsidiaries to, use any portion of the proceeds of any Advances or extensions of credit hereunder, directly or indirectly, (i) to purchase or carry margin stock (within the meanings of Regulations G, T, U, and X of the FRB), (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry any such margin stock, (iii) to extend credit for the purpose of purchasing or carrying any such margin stock, or (iv) to acquire any other Person unless the acquisition has been approved by the board of directors or equivalent governing body of such Person.

         7.10  Intentionally Omitted.

         7.11 ERISA. The Borrower shall not, and shall not suffer or permit any of its ERISA Affiliates to engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $2,000,000.

         7.12 Quick Ratio. The Borrower shall not permit at any time on a consolidated basis the sum of cash, short-term cash investments, marketable securities not classified as long-term investments and accounts receivable (net of any bad debt reserve) to be less than 1.30 times current liabilities (which shall include all outstanding Advances (or the Equivalent Amount thereof) and the L/C Outstanding Amount).

         7.13 Total Liabilities to Tangible Net Worth. The Borrower shall not permit at any time on a consolidated basis the Borrower's total liabilities (which shall include all outstanding Advances (or the Equivalent Amount thereof) and the L/C Outstanding Amount) to exceed (i) 1.00 times Tangible Net Worth until September 29, 1996, and (ii) 0.80 times Tangible Net Worth from and after September 30, 1996.

         7.14 Tangible Net Worth. The Borrower shall not permit at any time on a consolidated basis its Tangible Net Worth to be less (i) than 90% of its Tangible Net Worth as of December 31, 1995 plus (ii) the net proceeds from any equity securities issued after December 31, 1995, plus (iii) any increase in stockholders' equity resulting from the conversion of debt securities to equity securities after the date of this Agreement, less (iv) Permitted Acquisition Charges less (v) goodwill or other intangible assets acquired in connection with an acquisition (provided that such acquisition is not prohibited hereunder and such goodwill or other intangible assets are acquired and recognized in the consolidated financial statements of the Borrower in the same fiscal quarter as the related acquisition).

         7.15 Profitability. The Borrower shall not permit as of the last day of any fiscal quarter for the fiscal quarter then ending on a consolidated basis (i) a negative net operating income, which shall be defined as income before any deduction for interest expense, taxes, or extraordinary items, and without giving effect to any interest or other non-operating income) or (ii) a negative net income, which shall be defined as net income after tax (excluding extraordinary items); provided, that net operating income and net income shall be calculated without reduction for any Permitted Acquisition Charges.


                                  ARTICLE VIII

                               EVENTS OF DEFAULT

         8.01 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement:

                 (a) Failure to Pay. The Borrower or any Acceptable Subsidiary fails to pay, when due, any installment of principal, or within three Business Days after the date when due any interest, fee or any other sum due under this Agreement or any other Credit Document in accordance with the terms hereof or thereof.

                 (b) Breach of Representation or Warranty. Any representation or warranty herein (other than in Section 5.12) or in any other Credit Document proves to have been false or misleading in any material respect when made.

                 (c) Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01, 6.02(a) through (e), or 6.09 or Article VII hereof.

                 (d) Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any Credit Document (other than in Section 9.14 hereof), and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrower by the Bank.

                 (e) Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $2,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 15 days after the entry thereof.

                 (f) Failure to Pay Debts; Voluntary Bankruptcy. The Borrower or any Subsidiary (i) fails to pay the Borrower's or such Subsidiary's debts generally as they come due, or (ii) files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

                 (g) Involuntary Bankruptcy. An involuntary petition is filed under any bankruptcy or similar statute against the Borrower or any Subsidiary, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of the Borrower or any Subsidiary and such petition or appointment shall not be dismissed within 60 days after commencement.

                 (h) Default of Other Financial Obligations. (i) Any default occurs under any other agreement involving the borrowing of money or the extension of credit having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 to which the Borrower or any Subsidiary may be a party as borrower, guarantor, or installment purchaser, if such default consists of the failure to pay any obligation when due or if such default gives to the holder of the obligation concerned the right to accelerate the obligation, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Borrower or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $1,000,000.

                 (i) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any subordinated debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the obligations hereunder do not have the priority contemplated by this Agreement or such subordination provisions.

                 (j)  Intentionally Omitted.

                 (k) ERISA. Any of the representations and warranties contained in Section 5.12 shall cease to be true and correct or was false or misleading when made and the same has resulted or could reasonably be expected to result in liability of the Borrower in an individual or aggregate amount in excess of $2,000,000.

                 (l) Change of Control. (i) any Person or two or more Persons acting in concert shall acquire beneficial ownership, directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or
(ii) during any period of up to 12 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the Board of Directors of the Borrower unless the persons replacing such individuals were nominated by the Board of Directors of the Borrower.

         8.02  Remedies.  If any Event of Default occurs,

                 (a) any indebtedness of the Borrower or of any Acceptable Subsidiary under any of the Credit Documents, any term thereof to the contrary notwithstanding, shall at the Bank's option (but automatically upon the occurrence of an Event of Default described in subsection 8.01(f)(ii) or upon the occurrence of an Event of Default described in subsection 8.01(g) upon the expiration of the 60-day period mentioned therein) and without notice become immediately due and payable without presentment, demand, protest, or notice of dishonor, or any other notice, all of which are hereby expressly waived by the Borrower to the full extent permitted by law, and the Bank may declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any then-outstanding letters of credit (whether or not any beneficiary shall have presented, or be entitled at such time to present, the drafts or other documents required to draw under such letters of credit) to be immediately due and payable;

                 (b) the obligation, if any, of the Bank (including through any Offshore Credit Provider) to make further loans or extensions of credit hereunder shall immediately cease and terminate, and

                 (c) the Bank and each Offshore Credit Provider shall have all rights, powers, and remedies available under each of the Credit Documents, or accorded by law, including the right to resort to any or all security for any credit accommodation described herein, and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.

All rights, powers, and remedies of the Bank and each Offshore Credit Provider may be exercised at any time by the Bank or such Offshore Credit Provider and from time to time after the occurrence of an Event of Default. All rights, powers, and remedies of the Bank and any Offshore Credit Provider in connection with each of the Credit Documents are cumulative and not exclusive and shall be in addition to any other rights, powers, or remedies provided by law or equity.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.01 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign this Agreement or any other Credit Document or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of the Bank.

         9.02 Consents and Waivers. No failure to exercise and no delay in exercising, on the part of the Bank or any Offshore Credit Provider, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

         9.03 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

         9.04 Costs and Attorneys' Fees. The Borrower shall, whether or not the transactions contemplated hereby shall be consummated, pay or reimburse the Bank on demand for all costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration, and execution of, and any amendment, supplement, waiver or modification to, this Agreement and any other Credit Document and the consummation of the transactions contemplated hereby and thereby, including reasonable attorney fees and disbursements and the allocated cost of internal counsel and disbursements, incurred by the Bank with respect thereto; and in connection with the enforcement, attempted enforcement or preservation of any rights or remedies hereunder or under any Credit Document, including any "workout" or restructuring under this Agreement, including attorney fees and disbursements and the allocated cost of internal counsel and disbursements.

         9.05 Integration; Amendment. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding between the Borrower and the Bank. This Agreement may be amended or modified only in writing, signed by the Borrower and the Bank.

         9.06 Borrower's Documents. The Bank shall be under no obligation to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower and shall destroy or otherwise dispose of same at such time as the Bank, in its discretion, deems appropriate.

         9.07 Participations; Confidentiality. (a) The Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other Person (a "Participant") all or part of the obligations of the Borrower and any Acceptable Subsidiary under this Agreement and any other Credit Document. The Borrower authorizes the Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of the Borrower and any Acceptable Subsidiary which may be in the hands of the Bank or such Participant, respectively.

                 (b) The Bank agrees to take and to cause its affiliates (including any Offshore Credit Provider) to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any Subsidiary, under this Agreement or any other Credit Document, and neither it nor any of its affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Credit Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Bank; provided, however, that the Bank may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any Participant, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as to the Bank or its affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with the Bank or such affiliate; and (I) to its affiliates.

         9.08 General Indemnification. The Borrower shall pay and indemnify the Bank, the Offshore Credit Providers, the Bank's parent company, and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses, or disbursements (including attorneys' fees and disbursements and the allocated costs of internal counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Credit Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation, or proceeding related to this Agreement, any violation of any Environmental Law by the Borrower or its Subsidiaries, any release of a Hazardous Substance at or from any property of the Borrower or any of its Subsidiaries, or the loans and other extensions of credit hereunder or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other obligations of the Borrower or any Acceptable Subsidiary hereunder or under the other Credit Documents.

         9.09 Arbitration; Reference Proceeding. (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any other Credit Document or other agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted within the

California county or counties: San Francisco or Santa Clara. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                 (b) Notwithstanding the provisions of subsection (a) of this Section, no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to the Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subsection (c) of this Section.

                 (c) A controversy or claim which is not submitted to arbitration as provided and limited in subsections (a) and (b) of this Section shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                 (d) No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

         9.10 Notices. (a) All notices, requests and other communications provided for hereunder shall be in writing and mailed or delivered to a party at its address specified on the signature pages hereof, or to such other address as shall be designated by such party in a written notice to the other parties.

                 (b) All such notices and communications shall, when transmitted by overnight delivery, be effective when delivered for overnight delivery, or if personally delivered, upon such personal delivery, except that notices pursuant to Article II shall not be effective until actually received by the Bank.

                 (c) The Borrower acknowledges and agrees that any agreement of the Bank pursuant to Article II hereof to receive notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. Telephone requests may be made by any individual identified in writing to the Bank on a form acceptable to the Bank as being authorized to make such requests. The Bank shall be entitled to rely upon any written or telephone request from persons it reasonably believes to be authorized by the Borrower to make such requests without making independent inquiry. The Borrower assumes the full risk of, and the Bank shall not be responsible for, any delays or errors in transmission, and the obligation of the Borrower to repay the loans and other extensions of credit hereunder shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

         9.11 Headings; Interpretation. Article, section, and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

         9.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         9.13 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

         9.14 Use of Proceeds - Ineligible Securities. The Borrower agrees that it will not, directly or indirectly, use any portion of the proceeds of any Advances or extensions of credit hereunder (i) knowingly to purchase Ineligible Securities from BASI during any period in which BASI makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by BASI, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by BASI and issued by or for the benefit of the Borrower or any affiliate of the Borrower. As used in this Section, "BASI" means BA Securities, Inc., a wholly-owned subsidiary of BankAmerica Corporation. BASI is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           QUARTERDECK CORPORATION



                                           By: ____________________________
                                           Name: __________________________
                                           Title: _________________________


                                           By: ____________________________
                                           Name: __________________________
                                           Title: _________________________


                                           Address where notices to
                                           Borrower are to be sent:

                                           Quarterdeck Corporation
                                           13160 Mindanao Way
                                           Marina Del Rey, CA  90292-9705
                                           Attn:  Chief Financial Officer
                                           Telecopier:  (310) 309-3215
                                           Telephone:   (310) 309-3700



                                           BANK OF AMERICA NATIONAL TRUST
                                           AND SAVINGS ASSOCIATION


                                           By: ____________________________
                                           Name: __________________________
                                           Title: _________________________


                                           Address where notices to
                                           Bank are to be sent:

                                           Bank of America National Trust and
                                           Savings Association
                                           The Mid-Cap Technology Group #5974
                                           530 Lytton Avenue, 2nd Floor
                                           Palo Alto, CA  94301
                                           Attn:  Cecilia Person, Assistant
                                           Vice President
                                           Telecopier: (415) 853-4476
                                           Telephone:  (415) 853-4688

                      FIRST AMENDMENT TO CREDIT AGREEMENT

         THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), dated as of March 28, 1996, is entered into by and between QUARTERDECK CORPORATION (the "Borrower") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

                                    RECITALS

         A. The Borrower and the Bank are parties to a Credit Agreement dated as of February 14, 1996 (the "Credit Agreement"), pursuant to which the Bank has extended certain credit facilities to the Borrower and its Acceptable Subsidiaries.

         B. The Borrower has requested that the Bank agree to certain amendments of the Credit Agreement.

         C. The Bank is willing to amend the Credit Agreement, subject to the terms and conditions of this Amendment.

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

         2.      Amendments to Credit Agreement.

                 (a) Section 1.01 of the Credit Agreement shall be amended by adding the following defined term, in appropriate alphabetical order, therein:

                 "`Subordinated Notes': the Borrower's 6.0% Convertible Senior Subordinated Notes due March 31, 2001 in an aggregate principal amount of up to $25,000,000, issued pursuant to the Note Agreement dated as of March 1, 1996. The parties agree that the Subordinated Notes shall constitute "subordinated indebtedness" as that term is used herein."

                 (b) Section 7.13 of the Credit Agreement shall be amended and restated so as to read as follow:

                 "7.13 Total Liabilities to Tangible Net Worth. The Borrower shall not permit at any time on a consolidated basis the Borrower's total liabilities (which shall include all outstanding Advances (or the Equivalent Amount thereof) and the L/C Outstanding Amount, and exclude the outstanding principal amount of the Subordinated Notes,) to exceed (a) 1.00 times

         Tangible Net Worth until September 29, 1996, and (b) 0.80 times Tangible Net Worth from and after September 30, 1996. For purposes of this covenant only, Tangible Net Worth shall include the outstanding principal amount of the Subordinated Notes."

                 (c) Section 8.01(e) of the Credit Agreement shall be amended and restated so as to read as follow:

                 "(e)      Judgments.  One or more non-interlocutory judgments,
         non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 30 days after the entry thereof."

         3. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

                 (a) No Default or Event of Default has occurred and is continuing, after giving effect to this Amendment.

                 (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

                 (c) All representations and warranties of the Borrower contained in the Credit Agreement are true and correct as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

                 (d) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

         4. Effective Date. This Amendment will become effective as of March 1, 1996 (the "Effective Date"), provided that the Bank has received from the Borrower a duly executed original (or, if elected by the Bank, an executed facsimile copy) of this Amendment.

         5. Consent of Guarantor. The Borrower, as guarantor with respect to the obligations of the Acceptable Subsidiaries to the Bank under the Credit Agreement, as amended by this Amendment, hereby reaffirms and agrees that each Guaranty to which the Borrower is party, and all other documents and agreements executed and delivered by the Borrower to the Bank in connection therewith, are in full force and effect, without defense, offset or counterclaim.

         6. Reservation of Rights. The Borrower acknowledges and agrees that the execution and delivery by the Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Bank to forbear or execute similar consents or amendments under the same or similar circumstances in the future.

         7.      Miscellaneous.

                 (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

                 (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

                 (c) This Amendment shall be governed by and construed in accordance with the law of the State of California.

                 (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Bank of a facsimile transmitted document purportedly bearing the signature of the Borrower shall bind the Borrower with the same force and effect as the delivery of a hard copy original. Any failure by the Bank to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document which hard copy page was not received by the Bank.

                 (e) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of
Section 9.05 of the Credit Agreement.

                 (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

                 (g) Borrower covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

                 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.



                                        QUARTERDECK CORPORATION



                                        By: __________________________________
                                        Title:



                                        By: __________________________________
                                        Title:


                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION



                                        By: __________________________________
                                        Title: